Exhibit 11.1

Diversinet Corp.

CODE OF BUSINESS CONDUCT AND ETHICS

I.

OVERVIEW

This Code of Business Conduct and Ethics (“Code”) sets forth the guiding principles by which we operate our company and conduct our daily business with our customers, vendors, shareholders and with each other.  It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of Diversinet Corp. and its subsidiaries (“Company” or “Diversinet”).  This Code applies to all of our directors, officers and employees (together “Covered Persons”).  We expect each Covered Person to conduct him/herself accordingly and seek to avoid even the appearance of improper behaviour.

We have tried to write this policy so that it is consistent with and supportive of all applicable laws.  If it turns out that a policy in this Code conflicts with a law, you must comply with the law.  If you have any questions about these conflicts or potential conflicts, please consult with your supervisor about how to handle the situation.

Those who violate the policies contained in this Code will be subject to disciplinary action, up to and including termination of employment.  We have provided some practical guidelines at the end of this document (Section XV) to help you understand and comply with it.  Nothing in this Code alters the employment at-will policy applicable to U.S. employees.  Additional policies (available on the Company’s intranet site) supplement or amplify this Code and should be read in conjunction with this Code.

II.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company’s business is highly regulated and any failure to comply with all applicable regulations could have a material adverse effect on the Company’s business.  Moreover, obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built.  In addition to federal laws, we must respect and obey the laws of the cities and provinces/states in which we operate.  Although we do not expect each Covered Person to know the details of each of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.  You are responsible for discussing with your supervisor which laws, regulations and Diversinet policies apply to your position and what training you might need to understand and comply with them.

III.

CONFLICTS OF INTEREST

A.

GENERAL

We expect each Covered Person to be scrupulous in avoiding any action or interest that conflicts or gives the appearance of a conflict with Diversinet’s interests.  A “conflict of interest” exists when a person’s private interest interferes or is inconsistent in any way with the interests of the Company.  Therefore, a conflict can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.  For example, having a financial or investment interest in a vendor, supplier or competitor of the Company may constitute a conflict of interest to the extent such relationship interferes with a Covered Person’s ability to act unconditionally on behalf of the Company.  Conflicts of interest may also arise when a Covered Person, or members of his or her family, receive improper personal benefits as a result of the Covered Person’s position in the Company.

B.

POTENTIAL CONFLICTS OF INTEREST INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

Executive officers should provide notice to the Company’s full Board of Directors prior to causing Diversinet to enter into transactions with relatives and friends.  In addition, directors and executive officers should provide to the full Board of Directors for pre-approval, the details of any potential transaction, including charitable donations, between Diversinet and an entity where one or more of the Diversinet’s officers or directors also serve as officers or directors of such entity.

C.

POTENTIAL CONFLICTS INVOLVING RELATIONSHIPS WITH OTHER COMPANIES

It is almost always a conflict of interest for a Company employee to serve simultaneously as an employee, consultant or director for a competitor, customer or supplier.  All employees should obtain pre-approval from the Company’s Chief Executive Officer prior to entering into any such relationship with another employer.  The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult your supervisor and, if necessary, higher levels of management.  Any employee who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section XV of this Code.

IV.

CONFIDENTIAL INFORMATION AND INSIDER TRADING

Covered Persons who have access to confidential information or other material non-public information concerning the Company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business.  (See Section X below regarding confidentiality generally.)  All non-public information about the Company should be considered confidential information.

In addition, it not only violates our policies but is illegal for any Covered Person to use non-public information for his/her personal financial benefit or to “tip” others who might make an investment decision on the basis of such information.  Our policies regarding insider trading in particular are described elsewhere in our policies, available on the intranet site at: http://intranet.dvnet.com/templates/templates.shtml.

V.

CORPORATE OPPORTUNITIES

In addition to our policy against conflicts of interest generally, Covered Persons are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors.  No Covered Person may use corporate property, information, or position for improper personal gain, and no Covered Person may compete with the Company directly or indirectly.  Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

VI.

COMPETITION AND FAIR DEALING

We seek to outperform our competition fairly and honestly.  Stealing proprietary information (whether belonging to us or to a third party), possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.

We expect and demand that each Covered Person respect the rights of and deal fairly with our customers, suppliers, competitors and fellow employees.  No Covered Person may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

We expect each Covered Person to exercise due care and professionalism to avoid undue influence from current or potential customers, vendors or other business partners of the Company (“Business Partners”).  The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers.  Covered Persons should therefore take care not to accept gifts or benefits from Business Partners that might influence their activities on behalf of the Company.  No gift or entertainment should ever be offered, given, provided or accepted by any Covered Person, family member or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations.  Under no circumstances should gifts or benefits of any nature or in any amount ever be offered to or taken from representatives of federal, state or local governments or the agencies or regulatory authorities of any such governments.  That includes paying for meals of the government official.  Offering or accepting gifts or benefits from such representatives is contrary to Diversinet policy and may well violate the laws or the policies of such governments, agencies or authorities.  Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

VII.

DISCRIMINATION AND HARASSMENT

We are firmly committed to providing equal opportunity in all aspects of employment and application for employment and to providing a workplace free from harassment of any kind.  Harassment includes verbal, physical or visual conduct that creates an intimidating, offensive or hostile working environment or that interferes with work performance.  Some examples of harassment include derogatory comments based on racial or ethnic characteristics, unwelcome sexual advances, or other conduct of a sexual nature which creates a hostile work environment or interferes with work performance.  We encourage you to promptly report any incident of harassment to your supervisor or manager, or to any other member of management with whom you are comfortable.  We will investigate every reported complaint promptly, thoroughly and confidentially, to the extent practicable, consistent with our obligation to investigate thoroughly.

VIII.

HEALTH AND SAFETY

Our policies regarding health and safety generally and the use of illegal drugs and alcohol in particular are described elsewhere in our policies.  The Company strives to provide each employee with a safe and healthy work environment.  Each Covered Person is responsible for assisting us to maintain a safe and healthy workplace for all persons by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behaviour are strictly prohibited.  Covered Persons may not report to work in any condition other than in a manner ready to perform their duties, free from the influence of illegal drugs or alcohol.

IX.

RECORD-KEEPING

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions and in order to properly report its activities.  All of the Company’s books, records, timesheets, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls and procedures.  Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Many Covered Persons regularly use business expense accounts, which must be documented and recorded accurately.  If you are not sure whether a certain expense is legitimate, you should ask your supervisor or other appropriate person.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood.  This applies equally to e-mail, internal memos, and formal reports.  Records should always be retained or destroyed according to the Company’s record retention policies.  In accordance with those policies, in the event you become aware of any litigation or governmental investigation please consult the Company’s Chief Executive Officer.  Any correspondence form any state or federal regulator or the Better Business Bureau, or any legal process (including without limitation subpoenas, discovery requests or deposition notices) that you receive must be immediately forwarded to the Company’s Chief Executive Officer.

X.

CONFIDENTIALITY OF COMPANY INFORMATION

In carrying out the Company’s business, Covered Persons often learn confidential or proprietary information about the Company, its customers, prospective customers or other third parties.  Each Covered Person must maintain the confidentiality of confidential or proprietary information obtained or entrusted to him/her by the Company, except when disclosure is authorized by the Company or required by laws, regulations or legal proceedings.  Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its business, financial performance, results or prospects, customer lists, employee information, terms or fees offered to particular customers, marketing or strategic plans, technology systems, or proprietary or product systems developments.  The obligation to preserve confidential or proprietary information continues even after employment ends.  In connection with this obligation, every Covered Person should have executed a confidentiality agreement when he or she began his or her employment with the Company.

Each Covered Person must take precautionary measures to prevent unauthorized disclosure of confidential or proprietary information.  Accordingly, such persons should take steps to ensure that business-related paperwork and documents are produced, copied, faxed, filed, stored and discarded by means designed to minimize the risk that unauthorized persons might obtain access to confidential or proprietary information.

XI.

PROTECTION AND PROPER USE OF COMPANY ASSETS

All Covered Persons should endeavour to protect the Company’s assets and ensure their efficient use.  Theft, carelessness, and waste have a direct impact on the Company’s profitability.  Any suspected incident of fraud or theft should be immediately reported for investigation.  In addition, we provide certain technology resources and pieces of equipment for use in the performance of business job duties.  These include such obvious items as telephone (including voicemail) and access to computers, the internet and electronic mail, as well as other equipment items.  These items are provided for your business use, and remain Company property.  We expect that you will use our technology and resources in a manner that enhances productivity, enhances our public image, and is respectful of others, including other employees.  Personal use of these items and resources should be kept to a minimum, and limited to non-work time, except in emergencies.

The obligation of Covered Persons to protect the Company’s assets includes its proprietary information.  Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, customer lists, designs, databases, records, salary information and any unpublished financial data and reports.  Unauthorized use or distribution of this information violates our policy.  It could also be illegal and result in civil or even criminal penalties.

XII.

PAYMENTS TO GOVERNMENT PERSONNEL

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.  It is strictly prohibited to make such payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel.  The promise, offer or delivery to an official or employee of the U.S. government of a gift, favour or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offence.  State and local governments, as well as foreign governments, may have similar rules.

XIII.

WAIVERS OF THE CODE

Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed as required by law or securities regulations.

XIV.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

All of the policies we describe in this Code sound relatively straight-forward and even self-evident when recited, but can be much more difficult to recognize or apply in real time and real life.  We encourage you to talk to your supervisors, managers or other appropriate personnel whenever you see something that you think may be either illegal or unethical, and particularly if you are not certain about the best course of action in a particular situation.  Our policy prohibits retaliation for reports of misconduct by others made in good faith by Covered Persons, and we expect all Covered Persons to cooperate in internal investigations of misconduct.  Any Covered Person may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

XV.

PRACTICAL GUIDELINES

We must all work to ensure prompt and consistent action against violations of this Code.  However, in some situations it is difficult to know if a violation has occurred.  Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem.

These are the steps to keep in mind:

•

Make sure you have all the facts.  In order to reach the right solutions, we must be as fully informed as possible.

•

Ask yourself: What specifically am I being asked to do?  Does it seem unethical or improper?  This will enable you to focus on the specific question you are faced with, and the alternatives you have.  Use your judgment and common sense; if something seems unethical or improper, it probably is.

•

Discuss the problem with your supervisor.  This is the basic guidance for all situations.  In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process.  Remember that it is your supervisor’s responsibility to help solve problems.

•

You may report ethical violations in confidence and without fear of retaliation.  If your situation requires that your identity be kept secret, your anonymity will be protected.  The Company does not permit retaliation of any kind against Covered Persons for good faith reports of ethical violations.

•

Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

Diversinet Corp.

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND OTHER OFFICERS

Diversinet Corp. (the “Company”) has a Code of Business Conduct and Ethics applicable to all directors and employees of the Company.  The Chief Executive Officer (“CEO”) and all senior officers, including the Chief Financial Officer (“CFO”), Chief Operating Officer (“COO”) and Executive Vice Presidents (“EVP”) and principal accounting officer, (collectively “Officers”) are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law.  In addition to the Code of Business Conduct and Ethics, the Officers are subject to the following additional specific policies:

1.

The CEO and the CFO are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission.  Accordingly, it is the responsibility of the Officers to promptly to bring to the attention of the persons preparing the Company’s periodic reports any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings.

2.

The CEO and each Officer shall promptly bring to the attention of Board of Directors any information he or she may have concerning (a) significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.

The CEO and each Officer shall promptly bring to the attention of the CEO and to the Board of Directors any information he or she may have concerning any violation of the Company’s Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.

The CEO and each Officer shall promptly bring to the attention of the Board of Directors any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

5.

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the CEO and the Company’s Officers.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment.  In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

ACKNOWLEDGMENT

DIVERSINET CORP.’S CODE OF BUSINESS CONDUCT AND ETHICS

I acknowledge that I have received and read the Diversinet Corp. Code of Business Conduct and Ethics and understand my obligations as an [employee/officer/director] to comply with the principles, policies and laws outlined in the Code.

I understand that my agreement to comply with the Code of Business Conduct and Ethics does not constitute a contract of employment.

Signature:
Name:
Date:

NOTICE: The original of this form will be placed in your official personnel file and a copy should be kept by you.